Exhibit 10.1

LEASE TERMINATION AGREEMENT

1.	Parties.

This Agreement, dated as of June 18 , 2004, is between I&G Minuteman, L.L.C. (“Landlord”), and PictureTel Corporation (“PictureTel”) and Polycom, Inc. (“Polycom”), jointly and severally (“Tenant”).

2.	Recitals.

2.1 Landlord and Tenant are the landlord and tenant, respectively, under that certain Lease, dated as of October 10, 1995, for space in the project commonly known as 100 Minuteman Road, Andover, Massachusetts. This Lease, together with all amendments and modifications thereto, collectively are called the “Lease.” Unless otherwise defined in this Agreement, terms used in this Agreement have the same meanings as those in the Lease.

2.2 Landlord and Tenant have agreed to terminate the Lease as of June 30, 2004, which is earlier than the originally-scheduled expiration date. In connection with this Lease termination, Tenant has agreed to pay to Landlord the sums set forth in that certain Payment Agreement attached hereto as Exhibit A and incorporated herein by this reference (the “Payment Agreement”), which, subject to Section 3.6 below, will be executed and delivered by Tenant concurrently with this Agreement. The payments made under the Payment Agreement are for the release of the space that is not currently occupied by Tenant. For good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree and the Lease is amended as follows as of this date, notwithstanding anything to the contrary:

3.	Amendments.

3.1 The expiration date of the Lease will be June 30, 2004 (the “Termination Date”), and on that date the Lease will expire and terminate as if it were the originally-scheduled expiration date under the Lease, except as specifically set forth in this Agreement. Tenant will pay all rent (which includes, without limitation, base rent, Taxes, Operating Costs and other charges) due under the Lease through and until the Termination Date, including, without limitation, rent that is unbilled as of the Termination Date but that is properly allocable to periods ending as of or before the Termination Date. Tenant shall not, however, be required to make any payments after this date of the following amounts (collectively, the “Tenant Payments”) described in Amendment #6 to Lease dated as of September 16, 2003, between Landlord and Tenant (“Amendment #6”): Direct Lease Payments under Section 4(e) thereof; payments under Sections 5(a), 5(b), 5(c), 6(b) and 6(c)(4) thereof; and Savings under Section 8 thereof. Tenant will not be required to remove Tenant’s Property from or repair damage to the Tenant Space, all as otherwise required under Section 3 of the Lease. To the extent that Tenant has not already removed Tenant’s Property from the rest of the Building (other than the Dedicated Tenant Equipment owned by Tenant and Tenant’s Property located in the Equipment Room), Tenant will do so before the Termination Date, but Tenant will not be required to repair damage to the rest of the Building as otherwise required under Section 3 of the Lease. The expiration and termination of the Lease pursuant to this Agreement will not relieve either party from Liabilities arising from defaults under the Lease occurring prior thereto, or from Liabilities under the Lease that survive expiration or termination pursuant to the specific terms of the Lease, or from Liabilities under this Agreement (however, this is not meant to invalidate any releases already granted under Section 2(d) of Amendment #6).

3.2 The amounts payable by Tenant to Landlord under the Payment Agreement relate solely to the unoccupied space in the Building and are in addition to any other amounts due under this Agreement or under the Lease, as modified hereby.

(a) Concurrently with its execution of this Agreement, Tenant at its cost will obtain and deliver to Landlord an irrevocable, clean, unconditional standby letter of credit in accordance with the terms and conditions of this Section (the “Letter of Credit”). The Letter of Credit will be in the initial amount of $11,893,863.30, will be issued initially by Wells Fargo Bank, or by another “money center” bank reasonably acceptable to Landlord. The Letter of Credit will name Landlord as the beneficiary thereof, and will have a term expiring no earlier than January 28, 2005. The form and content of the Letter of Credit will be as set forth in Exhibit B attached hereto and incorporated herein by this reference, or in a form otherwise acceptable to Landlord. The beneficiary will have the right to draw under the Letter of Credit on one or more occasions from time to time (either total or partial draws) and in accordance with the terms of this Agreement simply upon presentation to the issuer of a sight draft executed by the beneficiary or its authorized representative requesting payment and without further condition or certification, and the issuer will pay upon presentation of such draft without deduction or offset of any type. Notwithstanding the form of the Letter of Credit attached as Exhibit B, or anything else to the contrary, the Letter of Credit will not be assignable or transferable. Tenant will be responsible for all costs in connection with this Letter of Credit.

(b) The Letter of Credit secures Obligor’s obligations and liabilities under the Payment Agreement. If Obligor fails to pay any amounts when due under the Payment Agreement and such failure continues for more than five (5) days after written notice of default, the beneficiary under the Letter of Credit thereafter may, but will not be obligated to, draw under the Letter of Credit on one or more occasions and apply the proceeds thereof to any amounts owed (including, without limitation, the aggregate amounts of all payments due in the future under the Payment Agreement, if those payments are accelerated, and any interest and other charges due under the Payment Agreement), and the beneficiary’s draw(s) under or failure to draw down all or any portion of the Letter of Credit in any particular instance will not be deemed to be a waiver or election of any rights and remedies of any type, a payment of liquidated damages or an accord or satisfaction.

(c) The Letter of Credit may provide that, if it has not previously been drawn under in whole or in part, the face amount of the Letter of Credit will be reduced as follows:

Date of Reduction	Letter of Credit Amount
28-Aug-04	$10,692,803.18
28-Sep-04	$9,290,881.39
28-Oct-04	$7,390,409.70
28-Nov-04	$5,233,127.51
28-Dec-04	$3,064,851.21
28-Jan-05	$0.00

(d) Upon payment of all principal and all other amounts due under the Payment Agreement, and if the Letter of Credit has not already been drawn under in accordance with the terms hereof, Landlord shall deliver to Tenant, within two (2) business days thereafter, the original Letter of Credit and the execution and delivery by Landlord of all reasonable documentation previously requested by Tenant in writing for the cancellation of the Letter of Credit.

3.3 Landlord agrees and represents and warrants to Tenant as follows:

(a) Landlord is a duly organized and validly existing limited liability company under the laws of the State of Delaware and has the full power, authority and legal right to enter into and perform this Agreement. The execution, delivery and performance of this Agreement by Landlord have been duly authorized by all necessary action and do not require the consent or approval of any person or entity that has not been obtained.

(b) This Agreement constitutes a legally valid and binding agreement of Landlord enforceable against Landlord in accordance with the terms hereof.

(c) Landlord has not dealt with any brokers, agents, finders or similar parties in connection with this Agreement or the transactions contemplated hereby. Landlord will indemnify, defend and hold Tenant harmless from and against any and all Liabilities arising out of any claims from any broker, agent, finder or similar party claiming by, through or under Landlord or its Affiliates.

(d) The Lease is in full force and effect, and to the actual knowledge of Landlord no default or event of default by Tenant exists thereunder.

(e) Landlord’s entering into and performing this Agreement will not constitute a violation or breach by Landlord of (i) the limited liability company agreement or certificate of Landlord or any contract, agreement or instrument to which Landlord is a party or by which Landlord or the Building is subject or bound, subject to receipt of written consent to this Agreement from the existing Landlord’s Mortgagee; (ii) to Landlord’s current, actual knowledge, any judgment, order, writ, injunction or decree issued against or imposed upon Landlord; or (iii) to Landlord’s current, actual knowledge, any applicable law, order, rule or regulation of any governmental or quasi-governmental authority.

(f) Landlord is the sole “Landlord” under the Lease (i.e., Landlord holds the entire, undivided interest of the “Landlord” under the Lease) and except with respect to the existing Landlord’s Mortgagee, Landlord has not made any assignment, transfer, conveyance or other disposition of the Lease or any interest therein that has not been terminated or of any claim, demand, lien, action, cause of action, obligation or liability arising from or relating to the Lease. (The foregoing is not meant to apply with respect to any interest in Landlord itself.)

(g) As of the date of this Agreement, Landlord has not entered into any Direct Lease under Amendment #6 except for the Lease entered into with Straumann USA, Inc., dated as of February 12, 2004 (the “Straumann Lease”), and whether or not Landlord enters into other Direct Leases prior to the Termination Date, Tenant will not be required to make any Tenant Payments beyond the $250,000 payment that Tenant has already made pursuant to Section 14 of Amendment #6 in connection with the Straumann Lease or any other Direct Leases. As of the date of this Agreement, Landlord has not exercised any termination rights under Section 6 of Amendment #6, and whether or not Landlord exercises those rights prior to the Termination Date, Tenant will not be required to make any Tenant Payments beyond the $250,000 payment already made by Tenant as described above. Landlord hereby waives and renounces any and all rights to claim or receive, and Landlord hereby releases and relieves Tenant from any and all liabilities and obligations for, any and all Tenant Payments other than the $250,000 payment already made by Tenant as described above.

3.4 Tenant agrees and represents and warrants to Landlord as follows:

(a) Each of the entities comprising Tenant is a duly organized and validly existing corporation under the laws of the State of Delaware and Tenant has the full power, authority and legal right to enter into and perform this Agreement. The execution, delivery and performance of this Agreement by Tenant have been duly authorized by all necessary action and do not require the consent or approval of any person or entity that has not been obtained.

(b) This Agreement constitutes a legally valid and binding agreement of Tenant enforceable against Tenant in accordance with the terms hereof.

(c) Tenant has not dealt with any brokers, agents, finders or similar parties in connection with this Agreement or the transactions contemplated hereby. Tenant will indemnify, defend and hold Landlord harmless from and against any and all Liabilities arising out of any claims from any broker, agent, finder or similar party claiming by, through or under Tenant or its Affiliates.

(d) The Lease is in full force and effect, and to the actual knowledge of Tenant no default or event of default by Landlord exists thereunder.

(e) Tenant is the sole “Tenant” under the Lease and except with respect to the existing Landlord’s Mortgagee Tenant has not made any assignment, lease, transfer, conveyance or other disposition of the Lease or the Premises or any interest therein that has not been terminated (other than the License Agreement described in Section 16(c) of Amendment #6 or to Landlord) or of any claim, demand, lien, action, cause of action, obligation or liability arising from or relating to the Lease or the Premises.

(f) At PictureTel’s request, Landlord and PictureTel entered into a Landlord’s Lien Waiver with BancBoston, dated 6/14/96, and a Waiver Certificate of Record Owner or Mortgagee, dated 8/22/00, with Congress Financial Corporation (New England) (as amended, together, the “Waiver Agreements”), to permit PictureTel to finance the purchase of or lease certain personal property located at the Premises. The Waiver Agreements are of no further force or effect because the loans and/or leases and/or financings that were granted to PictureTel by BancBoston, on the one hand, and Congress Financial Corporation (New England), on the other hand, have been previously paid in full and released and discharged.

(g) Tenant’s entering into and performing this Agreement will not constitute a violation or breach by Tenant of (i) any contract, agreement or instrument to which Tenant is a party or by which Tenant is subject or bound, subject to receipt of written consent to this Agreement from the existing Landlord’s Mortgagee; (ii) to Tenant’s current, actual knowledge, any judgment, order, writ, injunction or decree issued against or imposed upon Tenant; or (iii) to Tenant’s current, actual knowledge, any applicable law, order, rule or regulation of any governmental or quasi-governmental authority.

3.5 Other than the representations and warranties in Sections 3.3 and 3.4 above, the parties are not making or relying on any other representations or warranties, express or implied. Time is of the essence in this Agreement. This is an integrated, severable agreement, and is binding on and inures to the benefit of the parties hereto and their respective successors and assigns. This Agreement may not be amended except pursuant to a final, written agreement signed and delivered by all parties. Waivers will not be binding unless they are in writing, specify the obligation or condition waived, and are signed and delivered by the party charged with the waiver. This Agreement shall remain in full force and effect notwithstanding any subsequent breach or default under, or termination of, any other agreement between Landlord, on the one hand, and Polycom and/or PictureTel, on the other hand, that may be entered into concurrently with this Agreement. This Agreement will be governed by the local laws of Massachusetts applicable to agreements to be wholly performed therein. If there is any dispute, action or proceeding involving this Agreement or its enforcement, the prevailing party will be entitled to reasonable attorneys’ fees and costs, and each party submits to exclusive jurisdiction and venue in the State or Federal Courts of Massachusetts. This Agreement may be executed in counterparts, all of which together will constitute one agreement.

3.6 Notwithstanding anything to the contrary: (a) this Agreement and the representations, warranties, rights and obligations of Landlord and Tenant hereunder (including, without limitation, the Payment Agreement and the payments due under the Payment Agreement) are subject to and contingent upon Landlord’s and Tenant’s receipt of the existing Landlord’s Mortgagee’s written consent to this Agreement in form reasonably acceptable to Landlord and Tenant; (b) if Landlord has not obtained this consent on or before June 25, 2004, then Landlord or Tenant will have the right to terminate this Agreement and the Payment Agreement without liability on written notice to the other at any time thereafter and before this consent is received; (c) Tenant may, if it wishes, deliver the Payment Agreement to Landlord only when and if this consent is received, instead of concurrently with the execution of this Agreement; and (d) Tenant will not be required to make any payments under the Payment Agreement until the second business day after Tenant’s receipt of the written consent set forth in Section 3.6(a) above.

IN WITNESS WHEREOF, intending to be legally bound, the parties have executed this Agreement as of the date in Article 1 above.

PICTURETEL CORPORATION, INC.		I&G MINUTEMAN, L.L.C.

By:	/s/ Michael R. Kourey	By:	I&G Minuteman, MM, Inc., Managing Member
	Name: Michael R. Kourey Title: Chief Executive Officer Authorized Signature		By:	/s/ James M. Hutchinson
Name: James M. Hutchinson Title: President Authorized Signature

POLYCOM, INC.

By:	/s/ Robert C. Hagerty
Name: Robert C. Hagerty Title: Chairman, CEO & President Authorized Signature

EXHIBIT A

PAYMENT AGREEMENT

$13,323,194.82	June 18, 2004	Andover, Massachusetts

1. For value received, PictureTel Corporation and Polycom, Inc., both Delaware corporations (jointly and severally, “Obligor”), promise to pay to the order of I&G Minuteman, L.L.C., a Delaware limited liability company (“Minuteman”) c/o Brickstone Properties Incorporated, at 2101 Rosecrans Avenue, Suite 5252, El Segundo, California 90245, or at such other place as may be designated in writing by Minuteman, the principal sum of Thirteen Million Three Hundred Twenty-three Thousand One Hundred Ninety-four Dollars and Eighty-two Cents ($13,323,194.82), and interest or other charges that may become due pursuant to this Payment Agreement.

2. Principal under this Payment Agreement will be paid by Obligor in installments in the amounts and on or before the dates set forth in Exhibit “A” attached hereto and incorporated herein by this reference. All amounts due under this Payment Agreement will be paid in U.S. dollars and in immediately available funds, and amounts not paid when due will bear interest at the rate of ten percent (10%) per annum from the date due until paid in full. Obligor will have the right to partially or fully prepay this Payment Agreement at any time without penalty or premium. All amounts paid by Obligor first will be credited to charges other than interest or principal due under this Payment Agreement (if any), then to interest due (if any), and then to principal. If Obligor fails to pay any amounts when due under this Payment Agreement and such failure continues for more than five (5) days after written notice of default (the “Default Notice”), Minuteman will have the right, but not the obligation, to exercise any or all of its available rights and remedies hereunder or at law or in equity, all of which are cumulative and not exclusive, including, without limitation, the right, but not the obligation, to accelerate all unpaid installments of principal under this Payment Agreement. If such acceleration right is elected, all unpaid installments of principal will become immediately due and payable. Any Default Notice must be sent by: recognized national overnight courier, or by certified mail with request for return receipt, to the following addresses (or such other addresses as Obligor shall have previously designated to Minuteman), and shall not be deemed to be effective until the earliest of delivery, refusal to accept delivery, or three (3) days after so deposited in the U.S. Mail, postage prepaid: Polycom, Inc. and PictureTel Corporation, 4750 Willow Road, Pleasanton, California 94588, Attention: Cynthia Pevehouse, with a copy to Polycom, Inc., 9040 Roswell Road, Suite 450, Atlanta, GA 30350, Attention: David A. Winters.

3. If for any reason any interest or other charges due under this Payment Agreement are deemed to be usurious or unlawful, then those amounts due will be deemed reduced to the legal maximum and additional amounts collected will be deemed to have been applied to principal or, if such application is unlawful, will be credited against amounts next due from Obligor or be refunded to Obligor.

4. OBLIGOR IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY PROCEEDING INSTITUTED BY OR AGAINST OBLIGOR RELATING TO THIS PAYMENT AGREEMENT. Obligor irrevocably waives: presentment; protest; demand and all abatements, reductions, offsets, credits or other defenses to this Payment Agreement; notice of dishonor; notice of acceleration; notice of protest and nonpayment; diligence in taking any action to collect any sums owing under this Payment Agreement; and all other notices or demands in connection with the delivery, acceptance, performance, default or enforcement of this Payment Agreement, except for Default Notices. Each of the entities comprising Obligor is jointly and severally liable for all of Obligor’s obligations and liabilities hereunder, and each of them represents and warrants to Minuteman that: each of such entities is a duly organized and validly existing corporation under the laws of the State of Delaware; each of such entities has the full power, authority and legal right to enter into and perform this Payment Agreement; the execution, delivery and performance of this Payment Agreement by each of such entities has duly authorized by all necessary action and does not require the consent or approval of any person or entity that has not been obtained; and this Payment Agreement constitutes a legally valid and binding agreement of each of such entities enforceable against each of such entities in accordance with the terms hereof. This Payment Agreement and Obligor’s obligations hereunder are and will continue to be absolute, unconditional and valid obligations enforceable by Minuteman regardless of any other agreements between Obligor and Minuteman and any performance or non-performance under such other agreements.

5. Time is of the essence. This Payment Agreement will be construed and enforced in accordance with the local, internal laws of the Commonwealth of Massachusetts applicable to agreements entered into and performed wholly therein. The parties consent and submit to the sole and exclusive jurisdiction and venue of any Federal or State Court in Boston, Massachusetts, and agree not to contest such jurisdiction and venue. Obligor will pay to Minuteman all reasonable costs and expenses, including, without limitation, reasonable attorneys’ fees and costs and costs of discovery, incurred by Minuteman in any suit, action or proceeding to collect sums owed or enforce Minuteman’s rights under this Payment Agreement. This Payment Agreement is an integrated agreement. This Payment Agreement is binding on Obligor and its successors and assigns and inures to the benefit of Minuteman and its successors and assigns. However, neither Obligor nor Minuteman will have the right or power to assign or transfer its rights or obligations hereunder without the prior written consent of the other, which may be withheld arbitrarily. If any portion of this Payment Agreement is held to be invalid or unenforceable, the other provisions of this Payment Agreement will remain in full force and effect. All waivers must be in writing, specify the act or omission waived and be signed and delivered by Minuteman. This Payment Agreement may not be amended except by written agreement signed and delivered by Obligor and Minuteman.

IN WITNESS WHEREOF, Obligor, intending to be legally bound, has executed this Payment Agreement under seal as of the date first set forth above.

PICTURETEL CORPORATION, INC.

By:	/s/ Michael R. Kourey
Name: Michael R. Kourey
Title: Chief Executive Officer
Authorized Signature

POLYCOM, INC.

By:	/s/ Robert C. Hagerty
Name: Robert C. Hagerty
Title: Chairman, CEO & President
Authorized Signature

Exhibit A

Principal Payments

Date	Amount
June 28, 2004	$1,429,331.52
July 28, 2004	$1,201,060.12
August 28, 2004	$1,401,921.79
September 28, 2004	$1,900,471.69
October 28, 2004	$2,157,282.19
November 28, 2004	$2,168,276.30
December 28, 2004	$3,064,851.21

Total	$13,323,194.82

EXHIBIT B

FORM OF LETTER OF CREDIT

Exhibit B

[GRAPHIC]	Trade Services San Francisco MAC A01_5-212 One Front Street, 21st Floor San Francisco, CA 94111

WELLS FARGO BANK, N.A.

TRADE SERVICES DIVISION, NORTHERN CALIFORNIA

ONE FRONT STREET, 21ST FLOOR

SAN FRANCISCO, CALIFORNIA 94111

Contact Phone: 1(800) 798-2815 (Option 1)

Email : aftrade@wellsfargo.com

IRREVOCABLE LETTER OF CREDIT

I & G Minnoman L.L.C.	Letter of Credit No. NZS520854
200 Rest Radolph Drive	Date: June 17, 2004
Chicago, IL 60601

Ladies and Gentlemen:

At the request and for the account of Polycom, Inc., 4750 Willow Road, Pleasanton, CA. 94588 we hereby establish our Irrevocable Letter of Credit in your favor in the amount of Eleven Million Eight Hundred Ninety Three Thousand Eight Hundred Sixty Three & 30/100’s United States Dollars (US$ 11,893,863.30) available with us at our above office by payment of your draft(s) drawn on us at sight.

Each draft must also be accompanied by the original of this Letter of Credit for our endorsement on this Letter of Credit of our payment of such draft.

Partial and multiple drawings are permitted under this Letter of Credit.

Each draft must be marked “Drawn under Wells Fargo Bank, N.A. Letter of Credit No. NZS520854.”

This Letter of Credit expires at our above office on January 28, 2005 (the “Expiration Date”).

If any instructional accompanying a drawing under this Letter of Credit request that payment is to be made by transfer to an account with us or at another bank, we and/or such other bank may rely on an account number specified in such instructions even if the number identifies a person or entity different from the intended payee.

As used below, (a) the terms “Conforming Draft” and “Conforming Drafts” mean, as the contact shall require, a draft or drafts presented to us under and in compliance with the terms of this Letter of Credit, and (b) the term “Business Day” means a day on which we are open at our above address in San Francisco, California to contact our Letter of Credit business, and (c) the term “Maximum Drawable Amount” means for any one time period set forth below under the column titled “Presentation Periods” (each such time period a “Presentation Period”), the maximum aggregate amount of all Conforming Drafts that may be presented to us during such Presentation Period. Your failure to present a Conforming Draft to us during any Presentation Period shall not precluds your right to present a Conforming Draft(s) to us under this Letter of Credit during any or each subsequent Presentation Period. Notwithstanding any provision to the contrary in the UCP (as defined below), If August 28, 2004 or any other date specified below under the column titled “Presentation Periods” is not a Business Day then such date shall be automatically extended to the next succeeding date which is a Business Day.

The Maximum Drawable Amount for the first Prsentation Period is the amount set forth below under the column titled “Maximum Beginning Amount” directly opposite the first Presentation Period, and the Maximum Drawable Amount for each subsequent Presentation Period is the lesser of:

(1) the amount set forth below under the column titled “Maximum Beginning Amount” directly opposite that Presentation Period, and

Exhibit B

(2) the remainder of (a) the Maximum Drawable Amount for the immediately preceding Presentation Period minus (b) the sum of the amount of all Conforming Drafts, If any, presented to us during the immediately preceding Presentation Period.

PRESENTATION PERIODS	MAXIMUM BEGINNING AMOUNTS
On or before August 28, 2004	US $ 11,893,863.30

After August 28, 2004 and on or before September 28, 2004	US $ 10,692,803.18

After September 28, 2004 and on or before October 28, 2004	US $ 9,290,881.39

After October 28, 2004 and on or before November 28, 2004	US $ 7,390,409.70

After November 28, 2004 and on or before December 28, 2004	US $ 5,233,127.51

After December 28, 2004 and on or before the Expiration Date	US $ 3,064,851.21

Except as otherwise expressly stated herein, this Credit is subject to the International Standby Practices (ISP98) fixed by the International Chamber of Commerce, Publication No. 590 and engages us in accordance with its terms.

Very truly yours

WELLS FAXCO BANK, N.A.

BY:	/s/ Jai Chaudhary
(AUTHORIZED SIGNATURE)
JAI CHAUDHARY, VICE PRESIDENT